DISTRIBUTION AGREEMENT


THIS DISTRIBUTOR AGREEMENT is entered into by and between Samsung Electronics Co., Ltd., a corporation formed under the laws of Korea, with a place of business at San #24 Nongseo-Ri, Kiheung-Eup, Yongin-City, Kyungki-Do, Korea 449-900 ("Samsung") and Tensleep Design Inc., a corporation formed under the laws of the state of Colorado, U.S.A., with a place of business at 78153 Calle Norte La Quinta, CA 92253 ("Distributor")

                              BACKGROUND

Samsung is engaged in the design and manufacture of stand-alone fax modem products (the "Products"). Distributor has requested the right to distribute Samsung's Products on a non-exclusive basis. To induce Samsung to enter into this Agreement, Distributor represents and warrants to Samsung that Distributor is: (1) qualified to distribute Products in the territory of United State of America and Japan ("Territory"); (2) has sufficient knowledge of Samsung's Products to do so; and (3) is not competing in any manner or from against Samsung

In consideration of the mutual promises of the parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Samsung and Distributor hereby agree as follows:

1.	Appointment

Subject to the terms herein, Samsung hereby appoints to the Distributor the nonexclusive right to sell the Samsung stand-alone fax modem products identified in Exhibit A hereto (the "Products") in the United States of America and Japan (the "Territory") during the term of this Agreement. Distributor agrees that it will not sell the Products outside the Territory, nor knowingly sell the Products to customers who intend to install the Products outside the Territory, without the prior written consent of an authorized representative of Samsung. Samsung shall provide Distributor with necessary technical information regarding the Products.

2.	Acceptance of Appointment

	Distributor hereby accepts its appointment as Samsung's distributor with the nonexclusive right to sell the Products in the Territory. Except as expressly set forth in this Section 2, Distributor acknowledges that Samsung shall have the right to appoint other distributors in the Territory and that Samsung and/or its affiliates may distribute the Products in the Territory.

	Notwithstanding the above, Samsung agrees not to appoint Distributor's agents or subagents as distributors. Samsung agrees, prior to its appointment of any party as a distributor or its distribution of its Products in the Territory, to give Distributor 30 days written notice of its intention ("Notice of Appointment") and Samsung agrees that Distributor shall have the exclusive right to sell to customers listed on a customer list provided to Samsung within 10 days after the receipt of Samsung's Notice of Appointment, only to the extent actual and substantial order placement of the Products from such customer has been made as of the receipt date of Samsung's Notice of Appointment.

3.	Duties of Distributor

	Distributor shall undertake, at its sole expense, the following duties in a professional manner to the satisfaction of Samsung:

	3.1	Use its best efforts to promote the sales of Products in the
Territory. Such efforts shall include, but not be limited to, promptly servicing all customer accounts and cooperation with and participation in Samsung's advertising and sales promotional programs. All promotional and advertising materials for the Products, unless supplied by Samsung, must be approved in writing by Samsung.

	3.2	Maintain adequate office and warehouse facilities.

	3.2	Provide its customers with technical support related to the
Products.

	3.3	Maintain a trained and aggressive sales force and technical
personnel.

	3.4	Maintain an inventory of Products as may be reasonably
necessary to meet market demand for the Territory.

	3.5	Provide monthly reports to Samsung regarding inventory, sales and sales forecast of Products and any other information reasonably requested by Samsung.

	3.6	Elect one person designated by Samsung to serve on
Distributor's Board of Directors. The person designated will be subject to the approval of the Distributor, which will not be unreasonably withheld.

4.	Agreement of Purchase and Sale

	Samsung agrees to sell to Distributor and Distributor agrees to purchase from Samsung the Products subject to Samsung's terms and conditions of sale ("Terms and Conditions"), attached hereto as Exhibit A and incorporated herein by reference set forth herein.

5.	Purchase Orders

	No contract for sale of Products shall result except by Samsung's written acceptance of each order submitted by Distributor. Accepted purchase orders will be exclusively subject to the Terms and Conditions attached hereto as Exhibit B. Any preprinted information on Distributor's Purchase Orders shall be of no force or effect.

6.	Prices

	Products will be invoiced to Distributor at the applicable prices listed on the price list or other applicable written price quotations to be issued to Distributor by Samsung twice per year (the end of June and December), current at the date of Samsung's acceptance of Distributor's order. The initial price offered to the Distributor effective as of the date of this Agreement is attached hereto as Exhibit B. The payment term shall be C.O.D(Cash on Delivery) which requires full payment of the prices invoiced to Distributor prior to shipment of the Products under Distributor's order. Such payment will be made by wire transfer to a bank account in Korea as designated by Samsung in the applicable invoice.

7.	Product Discontinuance and Changes

	Samsung reserves the right to discontinue the sale of any and all types of Products and to change the product type, specifications, designs, formula, contents or packaging thereof, with sixty (60) days' advance written notice to Distributor. In such event, Samsung agrees to fulfill all orders or contracts for the discontinued products outstanding or taken prior to the product termination date included in this Section 7. Distributor shall also have the right to purchase the Mask set and designs at a reasonable price and seek fabrication from another foundry.

8.    Product Implementation and Derivatives

      Distributor may implement Supplier's technology related to the Products into other derivative products, subject to terms and condition of a separate written agreement to be executed between the parties ("License Agreement"), including but not limited to Supplier's technical support for such implementation, royalty payment for the Distributor's use of Supplier's technology, royalty-free grant-back license for Supplier's use of derivative technology developed by Distributor, and foundry service arrangement for such derivative products.

9.	Confidential Information

	Neither party ("Recipient") shall use or disclose to a third party any confidential information of the other party ("Provider") acquired by the Recipient as a result of activities under or in the performance of this Agreement except as authorized in writing by the Provider. This confidential obligation shall survive for five (5) years after the termination or expiration of this Agreement. Upon expiration or termination of this Agreement pursuant to Section 10, below, Recipient shall immediately return to the Provider all of the Provider's confidential information including but not limited to technical Information set forth in
Section 1, together with any and all copies thereof.

10.	Covenant of Non-competition

Distributor shall not purchase, sell, distribute or otherwise deal such products, which are competitive with or similar to the Products in the Territory, without prior written consent of Samsung.

11.	Trademarks and Trade Names

	Distributor shall use its own trademarks, trade name, logo, marking and identification code("Trademark") on the Products supplied under this Agreement and other printed materials associated with resale of the Products . Samsung will supply the Products on an OEM basis with Distributor's Trademark. Distributor shall not use Samsung's Trademark without Samsung's prior written consent. Distributor shall not have any right or interest in or claim to any Samsung trademark or trade name in any manner whatsoever.

12.	Term and Termination

	12.1 The initial term of this agreement shall be one (1) year from the date of receipt of the Technical Source & Document (as set forth in Exhibit A) to be provided by Samsung pursuant to this Agreement. Thereafter this Agreement may be automatically renewed for four(4) additional terms of one year each, unless Samsung or Distributor provides the other with 90 days' written notice of non-renewal, for any reason or for no reason, prior to the end of the initial or any renewal term.

	12.2 This Agreement may be terminated at any time by either party if the other party defaults in the performance of any provision of this agreement and such default continues for a period of 30 days after notice thereof, and if the other party is adjudicated a bankrupt, becomes insolvent, makes an assignment for the benefit of creditors, has a receiver appointed, files a petition in bankruptcy or initiates reorganization proceedings.

	12.3 Samsung agrees to fulfill all orders or contracts of Products outstanding or taken prior to the effective date of the expiration or termination of the Agreement provided in this Section 12, unless such termination is caused due to Distributor's default or insolvency set forth under Section 12.2.

13.	Notice

Any notice, request, consent, offer or demand required or permitted under this Agreement must be in writing and must be sufficiently given if delivered in person or sent by registered airmail or fax confirmed by registered by registered airmail, addressed as follows:

	Samsung						Distributor

Address: Samsung Electronics              Tensleep Design, Inc.
         San #24 Nongseo-Ri, kiheung-Eup  78153 Calle Norte La Quinta,
         Kyungki-Do, Korea                CA 92253 U.S.A.

Fax    : 82-331-209-3262                  1-760-771-4191
Telephone :  82-2-760-6023                1-760-771-0036
Attention   :  Dr. Hyung Lae Roh          Mr. Ronald S. Tucker


Notice must be deemed to have given on the date of mailing except the notice of change of address which must be deemed given when received.

14.	Indemnification

14.1 Distributor shall indemnify Samsung and hold Samsung harmless from and against any loss, claim, damages, fees (including attorney's fees), or award arising from any lawsuit, proceeding or other action arising out of (i) the operation of Distributor's business or (ii) related to any claim by a third party based, in whole or in part, on Distributor's distribution, use or install of the Products. The activities of any of Distributor's employees or agents will be considered activities of the Distributor for purposes of this section. Samsung will have the right, but not the obligation, to assume the defense of any such lawsuit, proceeding or action. Samsung and Distributor will each give the other prompt notice of any such claim, lawsuit, proceeding or action.

14.2 Except for any design, specification or technical data provided by the Distributor, any changes in the Products made by the Distributor, or any combination with other products or incorporation into system products not undertaken by Samsung for which the Distributor shall indemnify and hold harmless Samsung in accordance with this Section 14.2, Samsung shall indemnify, release and hold Distributor harmless from any claims, demands, liabilities, actions, suits or proceedings asserted or claimed by any third party from sales of the Products, whether against Samsung or Distributor, and arising out of the violation of any copyrights and/or patents, and Samsung agrees to undertake the cost of defending same, including reasonable attorney's fees, where such claim, demands, liabilities, actions, suits or proceedings are the result of defencts in the Products or violations of copyrights and/or patents of others. Samsong shall be given timely notice of any such claim demand, liability, action, suit or proceeding, and Samsung shall have the option to undertake and conduct the defense thereof.

15.	Limitation of Liability

	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OR IN CONNECTION WITH A PARTY'S
PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT.

SAMSUNG'S LIABILITY ON ANY CLAIM OF ANY KIND, WHETHER BASED ON BREACH
OF CONTRACT, WARRANTY, TORT, OR INDEMNIFACTION UNDER THE SECTION 14.2 SHALL IN NO EVENT EXCEED THE PRICE OF THE PRODUCT FURNISHED HEREUNDER WHICH GIVE RISE TO THE CLAIM.

16.	General

	16.1	Relationship of Parties.  The relationship of the parties shall be that of independent contractors, and nothing herein shall be construed as creating an employment, agency, partnership or joint venture relationship between the parties hereto. Distributor expressly acknowledges that it has no power or authority to make any commitments for Samsung or to obligate Samsung in any manner whatsoever.

	16.2	Force Majeure.  If the performance of either party is made
impossible by reason of any circumstances beyond Samsung's reasonable control, including without limitation, fire, explosion, power failure, acts of God, war, revolution, civil commotion, order or requirement of any government or legal body, then the affected party shall be excused from such performance to the extent of such interference.

16.3	No License.  Except as expressly set forth herein, nothing in this Agreement shall be construed as granting to the other party any rights, interest in, or license to any property, including intellectual property and information, of the other party.

	16.4	Severability.  If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

	16.5	Waiver.  Failure by either party to enforce or take advantage of any provision hereof shall not constitute a waiver of the right subsequently to enforce or take advantage of such provision. Any waiver of any kind by a party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach.

	16.6 	Governing Law.  The construction, validity and performance of this Agreement will be governed in all respects by the laws of the State of California in the United States of America. Any and all disputes arising from or in connection with this Agreement shall be settled by arbitration to be held in Seul, Republic of Korea in accordance with the arbitration rules of the International Chamber of Commerce then effective, which shall be final and binding upon both parties

	16.7	Assignment.   This Agreement may not be assigned or transferred
by either party except with the other party's written consent; provided, however, Samsung may assign this Agreement to its affiliated company.

	16.8	Entire Agreement.  This Agreement sets forth the entire
agreement and understanding between the parties relating to the subject matter contained herein and supersedes all other prior agreements, oral or written. This Agreement may not be changed or amended, in any way whatsoever, except by written agreement signed by duly authorized representatives of both parties.

      16.9	Counterparts.  The parties agree that they may execute
counterparts to this Agreement with each being considered the original.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAMSUNG ELECTRONICS CO., LTD.		TENSLEEP DESIGN  INC.



By:   /S/ Hyung Lae Roh			By:  /S/ Ronald S. Tucker
Print Name: Hyung Lae Roh		Print Name: Ronald S. Tucker
Title: Vice President               Title: Chairman
       & General Manager



Exhibit "A"


1. Samsung Stand-Alone Fax Modem to be covered under this Agreement

   a.   KS16116-02	100QFP	9600bps FAX Modem with Caller ID
   b.   KS16117-02	100QFP	14400bps FAX Modem with Caller ID
   c.   KS16118	      144QFP	9600bps FAX Modem Super 1-chip
                                    (Modem +MCU)
   d. KS16119 may be available for sale to the Distributor at the 4th quarter of 1999, subject to the terms and conditions of a separate agreement for such additional product to be discussed and agreed between the parties.

2. Technical Source & Document to be provided to the Distributor:

            	a.   Test Program (teradyne :A580 series)
            	b.   Test Vector
            	c.   FAX Modem Development Board
            	d.   FAX Modem Evaluation Board
            	e.   KS16118 Development Tool & Board Circuit
            	f.    KS16118 Control Source Program
          	 		g.   KS16116/7 Designer's Guide (Frame maker)
           			h.   KS16118 Designer's Guide (Frame Maker)
           			i.    KS16118 User's Guide (Frame Maker)
           			j.    Test Plan (Frame Maker)
          		k.    Field emulation Report (Powerpoint)
          		l.    Ber Report (PowerPoint)
                  m.    Performace Report & Compare Report(Frame Maker
                        & PowerPoint)
                  n. Two Hundred Fifty (250) samples of each of the Products





Exhibit "B"

    [Prices of  Wafers and Packaged Chips applicable for the 1st
Quarter of 1999]

    Products        Wafer Price      Packaged Chip Price
  KS16116-02        $460.00               $3.01
  KS16117-02        $460.00               $3.11
  KS16118           $460.00               $7.30
  KS16118S          $580.00               $3.91

* The Products will be provided to the Distributor by Samsung with minimum order of one hundred (100) wafers or twenty thousand (20,000) packaged chips per each purchase order.